As filed with the Securities and Exchange Commission on November 18, 2013
Securities Act File No. 333-189957
Investment Company Act File No.  811-21318

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM N-14

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

☐   Pre-Effective Amendment No. __

☒ Post-Effective Amendment No.    1

(Check appropriate box or boxes)

BLACKROCK CORPORATE HIGH YIELD FUND VI, INC.
(Exact name of registrant as specified in charter)

100 BELLEVUE PARKWAY WILMINGTON, DELAWARE 19809
(Address of Principal Executive Offices)

(800) 882-0052
(Area Code and Telephone Number)

John M. Perlowski
President and Chief Executive Officer
BlackRock Credit Allocation Income Trust IV
55 East 52nd Street
New York, New York 10055
(Name and Address of Agent for Service)
_____________

Copies to:
Thomas A. DeCapo, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108	Janey Ahn, Esq. BlackRock Advisors, LLC 40 East 52nd Street New York, New York 10022

EXPLANATORY NOTE

The Joint Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on August 23, 2013 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File Nos. 333-189957 and 811-21318), are incorporated herein by reference.

This amendment is being filed in order to (i) file, as Exhibit 11 to this Registration Statement, the opinion and consent of Miles & Stockbridge P.C., special counsel for the Registrant, regarding the legality of the securities being offered pursuant to this Registration Statement which is not qualified by the assumption that the required shareholder approval for the issuance of such securities will be obtained; and (ii) file, as Exhibit 12 to this Registration Statement, the tax opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. federal income tax counsel for the Registrant.

PART C:  OTHER INFORMATION

ITEM 15.  Indemnification

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of BlackRock Corporate High Yield Fund VI, Inc. (the “Registrant”) on Form N-14 under the Securities Act of 1933 (File No. 333-189957), as filed with the Securities and Exchange Commission on August 22, 2013, which information is incorporated herein by reference.

ITEM 16.  Exhibits

Exhibit No.	Description of Exhibit

(1)(a)	Articles of Incorporation, dated March 13, 2003 (a)

(b)	Articles of Amendment, dated September 14, 2006**

(c)	Articles of Amendment, dated September 17, 2010**

(2)	Amended and Restated Bylaws of the Registrant, dated September 17, 2010 (b)

(3)	Not applicable

(4)	Form of Agreement and Plan of Reorganization (c)

(5)(a)	Selected Provisions of the Articles of Incorporation and the Amended and Restated Bylaws of the Registrant Defining the Rights of Shareholders*

(6)(a)	Investment Management Agreement, dated September 29, 2006**

(b)	Sub-Investment Advisory Agreement, dated September 29, 2006**

(7)(a)	Not applicable

(8)	Form of Second Amended and Restated Deferred Compensation Plan**

(9)	Custodian Agreement, dated September 21, 2001**

(10)	Not applicable

(11)(a)	Opinion and Consent of Special Counsel for the Registrant, dated August 22, 2013**
(b)	Opinion and Consent of Special Counsel for the Registrant, dated November 18, 2013***

(12)(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock High Yield Trust***
(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock High Income Shares***
(c)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Corporate High Yield Fund, Inc.***
(d)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Corporate High Yield Fund III, Inc.***
(e)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Corporate High Yield Fund V, Inc.***

(13)(a)	Amended and Restated Credit Agreement, dated March 3, 2011**

(b)	Amendment No. 1 to Amended and Restated Credit Agreement, dated March 2, 2012**

(c)	Amendment No. 2 to Amended and Restated Credit Agreement, dated March 1, 2013**

(d)	Form of Amendment No. 3 to Amended and Restated Credit Agreement**

(14)
Consent of the Independent Registered Public Accounting Firm for the Registrant, BlackRock High Yield Trust, BlackRock Corporate High Yield Fund, Inc., BlackRock Corporate High Yield Fund III, Inc., BlackRock High Income Shares and BlackRock Corporate High Yield Fund V, Inc.**

(15)	Not applicable

(16)	Power of Attorney*

(17)(a)	Form of Proxy Cards for the Funds*

(b)	Transfer Agency and Service Agreement, dated as of December 1, 2006**

(c)	Amendment No. 1 to Transfer Agency and Service Agreement, dated as of January 31, 2008**

(d)	Amendment No. 2 to Transfer Agency and Service Agreement, dated as of December 1, 2009**

(e)	Amendment No. 3 to Transfer Agency and Service Agreement, dated as of August 31, 2010**

(f)	Amendment No. 4 to Transfer Agency and Service Agreement, dated as of August 30, 2012**

(g)	Administrative Services Agreement, dated as of December 29, 2000**

*	Filed as an exhibit to the Registrant’s Registration Statement on Form N-14, filed on July 15, 2013.

**	Filed as an exhibit to the Registrant’s Registration Statement on Form N-14, filed on August 22, 2013.

***	Filed herewith.

(a)	Incorporated by reference to Exhibit (a) to the Registrant’s Registration Statement on Form N-2, filed on March 14, 2003.
(b)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on September 21, 2010.

(c)	Incorporated by reference to Appendix A of the Statement of Additional Information.

ITEM 17.  Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable Exchange registration form for reoffering by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of New York and the State of New York, on the 18th day of November 2013.

BLACKROCK CORPORATE HIGH YIELD FUND VI, INC.

By:	/s/ John M. Perlowski
Name:	John M. Perlowski
Title:	President and Chief Executive Officer

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/s/ John M. Perlowski	President and Chief Executive Officer	November 18, 2013
John M. Perlowski

	/s/ Neal J. Andrews	Chief Financial Officer	November 18, 2013
Neal J. Andrews

	*	Director	November 18, 2013
Michael J. Castellano

	*	Director	November 18, 2013
Richard E. Cavanagh

	*	Director	November 18, 2013
Frank J. Fabozzi

	*	Director	November 18, 2013
Kathleen F. Feldstein

	*	Director	November 18, 2013
James T. Flynn

	*	Director	November 18, 2013
Jerrold B. Harris

	*	Director	November 18, 2013
R. Glenn Hubbard

	*	Director	November 18, 2013
W. Carl Kester

	*	Director	November 18, 2013
Karen P. Robards

	*	Director	November 18, 2013
Paul L. Audet

	*	Director	November 18, 2013
Henry Gabbay

*By:	/s/ John M. Perlowski	Attorney-in-Fact	November 18, 2013
John M. Perlowski

EXHIBIT INDEX

Exhibit No.		Description of Exhibits

11	(b)	Opinion and Consent of Special Counsel for the Registrant, dated November 18, 2013

12	(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock High Yield Trust

	(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock High Income Shares

	(c)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Corporate High Yield Fund, Inc.

	(d)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Corporate High Yield Fund III, Inc.

	(e)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Corporate High Yield Fund V, Inc.